Exhibit 10.7

Amaero Advanced Materials & Manufacturing, Inc.
130 Innovation Drive SW, McDonald, TN 37353

June 27, 2025

Brett Paduch

Dear Brett,

I am pleased to offer you a position with Amaero Advanced Materials & Manufacturing, Inc., (the "Company") as its Chief Financial Officer reporting to Hank Holland, Chairman and CEO. If you decide to join us, you will receive an annual salary of $325,000 less applicable withholdings, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. Additionally, your salary base will increase to $350,000.00 on your first-year anniversary date.

You are entitled to 4 weeks Paid Time Off as per our company policy to begin accruing upon completion of your initial probationary period of 90 days.

If you join the Company, you will be required to work at our McDonald, TN facility, located at 130 Innovation Drive SW, McDonald, TN 37353.

Additionally, we are offering you reimbursement of relocation expenses for your move to Tennessee, up to a maximum reimbursement of $25,000 to be utilized within the first 12 months of employment. We will reimburse you for these expenditures once you submit valid receipts to the Company and will be reimbursed to you (or paid by the Company on your behalf) if you are an employee of the Company on the date of reimbursement or payment by the Company. Relocation expenses that are taxable must be substantiated in writing (by valid receipts or any other reasonable method of invoicing, showing proof of payment for an eligible relocation cost) within thirty (30) days from when any such relocation expense is incurred. Any such relocation expense will be reimbursed to you via check or electronic funds transfer by the thirtieth (30th) day following the date of receipt by the Company of your written substantiation.

The "Company" agrees to reimburse you for up to 6 months rental housing at a mutually agreed upon rate to be substantiated in writing via rental receipts.

As an employee, you are also eligible to receive certain employee benefits that are provided to similarly situated employees pursuant to the terms and conditions of the applicable Company benefit plan and as otherwise required by law, including Company matching of your 401(k) contributions pursuant to the Company-sponsored 401(k) plan. You will be eligible for participation in the Company-sponsored 401(k) plan 6 months following your initial July 2025 start date.

You will be eligible for health-related benefits on the first day of the month following your start date.

Notwithstanding any provision in this letter, the Company may modify job titles, wages, and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended as soon as practicable following your start date, that the Company's parent company, Amaero Ltd ("Parent"), grant you an option (the "Option") to purchase 2,350,000 ordinary shares of Parent (the "Option Shares") at an exercise price per share equal to the volume weighted average price (VWAP) of an ordinary share of Parent for the five consecutive trading days after your Start Date (the "Exercise Price"). The Option shall vest as to 1/5th of the Option Shares on the date of grant and as to an additional 1/5 th of the Option shares on each anniversary of the date with the Company subject to your continuing employment with the Company on each such vesting date. In the event of a change of control of Parent (as defined in the option plan documents), the vesting of the Option shall accelerate as to 50% of the number of Option Shares that are unvested upon the closing date of the change of control. The Option shall be subject to such other terms and conditions (including accelerated vesting) as are set forth in the option plan documents. No right to any shares under the Option is earned or accrued until such time that vesting occurs, nor does the grant of the Option confer any right to continue vesting or employment.

Subject to your continued employment and approval and modification by the Board of Directors of Parent in its discretion, Parent currently intends to make an annual grant to you in January of each year of an option to purchase ordinary shares of Parent (the "Annual Option") at an exercise price per share equal to the VWAP of an ordinary share of Parent for the five consecutive trading days prior to the date of the option grant as determined by Parent. The number of shares subject to the Annual Option shall be determined by Parent based on the Black-Scholes option pricing model that values the option at 25% of your base salary on the date of grant. The Annual Option shall vest 1/3rd of the option shares on the anniversary of the dates of grant subject to your continuing employment with the Company on such date.

Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason, subject to the notice requirements contained in this letter. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. We request that, in the event of resignation, you give the Company at least thirty days' notice.

As a Company employee, you will be expected to abide by Company rules and standards.

You acknowledge that you have read and that you understand the Company's rules of conduct,which are included in the Company's Employee Handbook.

As a condition of your original employment, you signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the "Confidentiality Agreement"). Should this require an update please advise the Company in conjunction with your change of employment.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment in your new capacity will be July 1, 2025, or a mutually agreed upon date (the "Start Date"). This letter, along with your Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company's Chief Executive Officer. This offer of employment will terminate if it is not accepted, signed, and returned by June 27, 2025.

We look forward to your favorable reply and working with you at the Company.

Sincerely,

/s/ Hank Holland
Hank Holland
Chairman and Chief Executive Officer

Acknowledged and accepted:

/s/ Brett Paduch
Brett Paduch

November 15, 2025

Brett Paduch Compensation Increase

Dear Brett,

This letter serves to formally confirm changes to your compensation and equity award with Amaero Advanced Materials and Manufacturing, Inc.

Effective November 14, 2025, your annual base salary was adjusted in accordance with company approval and payroll processing to $450,000 annually.

Amaero appreciates your continued leadership, contributions, and commitment to the organization. We look forward to your ongoing success as we continue to grow and advance our operations.

Please acknowledge receipt of this letter by signing below and returning a copy to Human Resources.

/s/ Melissa Denton
Melissa Denton
Chief Administrative Officer

Amaero Ltd (ASX:3DA)

Amaero Advanced Materials & Manufacturing, Inc.

130 Innovation Drive SW

McDonald, TN 37353

www.amaeroinc.com

Acknowledged and Accepted:

/s/ Brett Paduch	11/15/2026
Brett Patch	Date